EXHIBIT 99.01
FOR IMMEDIATE RELEASE

Investor Contact: Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Director, Public Relations
(714) 885-3695	(714) 885-3462
EMULEX REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL 2006 RESULTS
Emulex Achieves its Eighth Consecutive Year of Revenue Growth

     COSTA MESA, Calif., August 10, 2006 — Emulex Corporation (NYSE:ELX) today announced preliminary results for its fourth fiscal quarter ended July 2, 2006.
Fourth Quarter Highlights
•	Revenues of $98.9 million, at the top end of April guidance of $96-$99 million, an 11% sequential increase.

•	Next-generation 4 gigabit per second (Gb/s) solutions expanded over 85% sequentially to 21% of total revenues.

•	Switch port shipments exceeded 2 million ports for the quarter, expanding to approximately 14 million ports to date.

•	GAAP gross margins of 59% and non-GAAP gross margins of 63%.

•	GAAP operating income of $15.5 million, or 16% of revenue. Non-GAAP operating income of $27.7 million, or 28% of revenue.

•	GAAP diluted EPS of $0.14 and non-GAAP diluted EPS of $0.24.

•	Cash and investments, net of debt, of $363.3 million.

•	Inventory turns improved to 7.3 and inventory decreased by $8.1 million.

•	Days Sales Outstanding (DSOs) of 41 days.

•	Completed acquisition of Aarohi Communications using $32.3 million in cash for the purchase of all common and preferred stock.
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

     Results are preliminary, pending completion of the valuation of intangibles and deferred tax assets and the purchase price allocation analysis associated with the acquisition of Aarohi Communications, which is currently ongoing. This purchase price allocation is expected to result in the identification of in-process research and development which would be expensed immediately, and additional expense associated with the amortization of intangibles.
     Financial Results
     Fourth quarter revenues of $98.9 million, essentially all of which were comprised of Fibre Channel products, rose 11% sequentially from the third fiscal quarter and decreased 9% from a year ago. Preliminary fourth quarter GAAP net income of $12.7 million, or $0.14 per diluted share, represented an increase in net income of 9% sequentially. GAAP net income decreased 50% from the comparable year-ago results, primarily due to an increase in stock-based compensation expense resulting from the adoption of SFAS 123R. Non-GAAP net income for the fourth quarter, which excludes amortization of intangibles and stock-based compensation, was $21.5 million, or $0.24 per diluted share, representing an increase of 11% sequentially. Reconciliations between GAAP and non-GAAP results are included in the accompanying financial data.
     Paul Folino, Chairman and CEO of Emulex, stated, “We experienced very strong quarter-over-quarter sequential revenue growth in the fourth quarter as we made significant progress in our key product transitions. During the quarter, we expanded our total 4 Gb/s design wins to 93 and accelerated 4 Gb/s revenue to 21% of total revenue. We also reached significant milestones in the 4 Gb/s blade server market with the final certification and launch of several new product offerings at IBM, Hewlett Packard and Dell, which represent new market and revenue opportunities for Emulex as we look to the future.”
     “With the completion of the acquisition of Aarohi Communications, representing our Intelligent Network Products (INP), we have added another core building block to our diversification strategy. The INP family of products provides a high performance multi-protocol platform for next generation Fibre Channel and Ethernet solutions with link speeds of up to 10 Gb/s,” said Jim McCluney, President and COO of Emulex. “With our expanding customer base, multi- protocol product offerings, and a world-class development team spanning both the U.S. and India, we believe we are well-positioned for growth and expansion in fiscal 2007”.
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

     For the full year, record revenues of $402.8 million represented a 7% increase over the prior year, resulting in our eighth consecutive year of revenue growth. On a GAAP basis, preliminary diluted EPS for fiscal year 2006 was $0.65 compared to $0.80 in the prior year primarily due to the adoption of SFAS 123R as of the beginning of fiscal year 2006, which increased stock-based compensation expense. Non-GAAP fully diluted EPS was $1.01 for the year, compared to $0.86 in the prior year, representing a 17% increase.
Business Outlook
     Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is providing guidance for its first fiscal quarter ending October 1, 2006. While the summer quarter is typically seasonally soft, Emulex believes that with revenue contribution from new customers and 4 Gb/s programs, it will have the opportunity to grow revenue up to 2% sequentially. As a result, Emulex is budgeting for first quarter revenue in a range of $98-$101 million. Emulex expects that non-GAAP gross margins will likely remain near fourth quarter levels of 63%, and non-GAAP earnings per share could amount to $0.22-$0.24. On a GAAP basis, Emulex expects diluted first quarter EPS of $0.11-$0.13 per share, reflecting approximately $0.11 per share in expected GAAP charges arising primarily from amortization of intangibles and stock-based compensation. Additionally, Emulex will incur charges associated with the acquisition of Aarohi Communications, including additional stock-based compensation, amortization of intangibles and in-process research and development. However, as the valuation and the purchase allocation are not yet complete, Emulex is unable to predict the impact on its GAAP earnings per share at this time.
Webcast Information
     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the fourth fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 — and using the passcode 6879124.
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

About Emulex
     Emulex Corporation is the most trusted name in storage networking connectivity and a leading provider of critical building blocks for intelligent data center infrastructure solutions. The world’s leading server and storage providers rely on Emulex award-winning HBAs, embedded storage switching, intelligent storage platforms and I/O controller products to build reliable, scalable and high performance storage and server solutions. Emulex ranked number 19 in the Deloitte 2005 Technology Fast 50 and is listed on the New York Stock Exchange (NYSE:ELX). Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
EMULEX | We network storage

Note Regarding Non-GAAP Financial Information. To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company has included the following non-GAAP financial measures: (i) non-GAAP gross margin, (ii) non-GAAP operating expenses, (iii) non-GAAP operating income, (iv) non-GAAP net income, and (v) non-GAAP earnings per share. Each of these non-GAAP financials are adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The non-GAAP disclosures and the non-GAAP adjustments, including the basis for excluding such adjustments and the impact on the Company’s operations, are outlined below:
     Non-GAAP gross margin. Non-GAAP gross margin excludes the effects of amortization of intangibles and stock-based compensation. Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company are valued and amortized over their estimated lives. The Company believes that such intangibles do not
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

constitute part of its core business because they generally represent costs incurred by the acquired company to build value prior to acquisition and as such they are part of transaction costs rather than ongoing costs of operating the Company’s core business. In this regard, the Company notes that (i) once the intangibles are fully amortized, they generally will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although the Company sets the amortization expense based on useful life of the various assets at the time of the transaction, the Company cannot influence the timing and amount of the future amortization expense recognition once the lives are established. As a result, the Company believes that exclusion of these amortization costs in presenting non-GAAP gross margin and other non-GAAP financial measures gives management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within its core business. Similarly, the Company believes that presentation of a gross margin and other non-GAAP measures that exclude the impact to gross margins of stock-based compensation expense assists management and investors in evaluating the period over period performance of the Company’s ongoing core business operations because the expenses are non-cash in nature and, although the size of the grants is within the Company’s control, the amount of expense varies depending on factors such as short-term fluctuations in stock price and volatility which can be unrelated to the operational performance of the Company during the period in question and generally is outside the control of management during the period in which the expense is incurred. Moreover, the Company believes that the exclusion of stock-based compensation in presenting non-GAAP gross margins and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of stock-based compensation to the Company’s gross margins and other financial measures in comparison to both prior periods as well as to its competitors.
     The Company believes disclosure of non-GAAP gross margins has economic substance because the excluded expenses do not represent current cash expenditures and, as described above, the Company has little control over the timing and amount of the expenditures in question. A material limitation associated with the use of this measure as compared to the GAAP measure of gross margin is that it may not be comparable with the calculation of gross margin for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
     Non-GAAP operating expense. Non-GAAP operating expense excludes the effects of (i) amortization of intangibles, (ii) stock-based compensation expense, (iii) net insurance settlement (recovery) associated with the settlement of certain shareholder lawsuits, and (iv) impairment of goodwill. The Company believes that presentation of a measure of operating expenses that excludes the amortization of intangibles and stock-based compensation expense is useful to investors and the Company for the same reasons as described above with respect to non-GAAP gross margins. With respect to the exclusion of net insurance settlement (recovery) and impairment of goodwill, the Company believes that presentation of a measure of operating expenses that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing core business operations on a period-to-period basis. In this regard, the Company notes that both the net insurance settlement (recovery) and impairment charges are non-recurring in nature. The net insurance settlement (recovery) relates to the settlement of shareholder litigation and does not arise out of or reflect charges associated with the Company’s core business operations. Similarly, the impairment charges are not expected to be recurring and are the result of an assessment of goodwill associated with
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

prior acquisitions and do not relate to the performance of the Company’s ongoing core business operations.
     The Company believes disclosure of non-GAAP operating expense has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measure of operating expenses is that it may not be comparable with the calculation of operating expenses for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
     Non-GAAP operating income. Non-GAAP operating income excludes the effects of (i) amortization of intangibles, (ii) stock-based compensation expense, (iii) net insurance settlement (recovery) associated with the settlement of certain shareholder lawsuits, and (iv) impairment of goodwill. The Company believes that presentation of a measure of operating income that excludes these items is useful to management and investors for the same reasons as described above with respect to gross margins and operating expenses.
     The Company believes disclosure of non-GAAP operating income has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measure of operating income is that it may not be comparable with the calculation of operating income for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
     Non-GAAP net income and non-GAAP net income per share. Non-GAAP net income and non-GAAP net income per share exclude the effects of (i) amortization of intangibles, (ii) stock-based compensation expense, (iii) net insurance settlement (recovery) associated with the settlement of certain shareholder lawsuits, (iv) impairment of goodwill, (v) impairment of strategic investment and associated note, and (vi) gains (losses) associated with the repurchase of convertible subordinated notes. In addition, non-GAAP net income and non-GAAP net income per share reflect an adjustment of income tax expense associated with exclusion of the foregoing expense (income) items. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above-listed items. The Company believes that presentation of measures of net income and net income per share that exclude these items is useful to management and investors for the reasons described above with respect to non-GAAP gross margins and non-GAAP operating expenses. With respect to the exclusion of gains (losses) associated with the repurchase of convertible subordinated notes, although the Company has recorded gain/loss from the repurchase of convertible subordinated notes in various periods over the past three years, the Company believes that it is unlikely that any material gain/loss will arise from repurchases of currently outstanding convertible notes in the future due to the fact that the noteholders will have the right to (and likely will) require the Company to redeem the notes at their face value in December 2006. Moreover, the Company believes that the exclusion of gain/loss from the
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

repurchase of convertible subordinated notes is useful to the Company and investors because, among other things, the gains/losses associated with such repurchases are not indicative of past or future cost of borrowing or returns on invested cash nor do they reflect the Company’s core business operations. In this regard, the Company notes that it does not actively trade in its own debt securities and does not plan on any gains associated with repurchases of its securities for funding of its operations and the amount of any such gain/loss is not predictable nor within the Company’s control. With respect to the exclusion of charges relating to the impairment of strategic investment and associated notes, the Company believes that presentation of a measure of net income and net income per share that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, the Company notes that the impairment charges are non-recurring in nature and are unrelated to the Company’s core business operations.
     The Company believes disclosure of non-GAAP net income and non-GAAP net income per share has economic substance because the excluded expenses are either non-recurring in nature, do not represent current cash expenditures, or, with respect to gains (losses) associated with the repurchase of convertible subordinated notes, are unlikely to be recurring and are variable in nature. A material limitation associated with the use of this measure as compared to the GAAP measures of net income and net income per share is that they may not be comparable with the calculation of net income and net income per share for other companies in the Company’s industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the ability to realize the anticipated benefits of the Aarohi acquisition on a timely basis or at all, and the company’s ability to integrate the technology, operations and personnel of Aarohi into its existing operations in a timely and efficient manner. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. In the past, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that pressured the storage networking market that is the mainstay of the Company’s business. A downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; plans for research and development in India; the Company’s dependence on foreign sales and foreign produced products; the effect of acquisitions; impairment charges; changes in tax rates or legislation; and changes in accounting standards. These and other factors which could cause actual
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

EMULEX CORPORATION AND SUBSIDIARIES
Preliminary Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Net revenues	$98,871	$108,177	$402,813	$375,653
Cost of sales	40,738	43,148	163,822	154,530

Gross profit	58,133	65,029	238,991	221,123

Operating expenses:
Engineering and development	23,753	18,986	89,669	79,971
Selling and marketing	9,807	9,426	36,169	32,441
General and administrative	6,364	4,255	23,680	11,636
Impairment of goodwill	—	(697)	—	1,096
Amortization of intangibles	2,688	2,816	10,831	11,314

Total operating expenses	42,612	34,786	160,349	136,458

Operating income	15,521	30,243	78,642	84,665

Nonoperating income:
Interest income	6,731	3,864	21,150	13,106
Interest expense	(628)	(783)	(2,494)	(4,202)
Gain (loss) on repurchase of convertible subordinated notes	—	7,703	—	20,514
Other income (expense), net	140	(2,321)	172	(2,273)

Total nonoperating income	6,243	8,463	18,828	27,145

Income before income taxes	21,764	38,706	97,470	111,810

Income tax provision	9,102	13,405	39,570	40,221

Net income	$12,662	$25,301	$57,900	$71,589

Net income per share:
Basic	$0.15	$0.30	$0.69	$0.86

Diluted	$0.14	$0.28	$0.65	$0.80

Number of shares used in per share computations:
Basic	84,387	83,123	83,920	82,819

Diluted	91,466	91,625	91,259	92,970

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $362 and $511 for the three months ended July 2, 2006, and July 3, 2005 respectively. The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $1,477 and $2,685 for the year ended July 2, 2006, and July 3, 2005, respectively.
Please note that the amortization of technology intangibles resulting from previous acquisitions has been reclassified from operating expenses to cost of sales for the three months and year ended July 3, 2005 to conform to the current period presentation.
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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

EMULEX CORPORATION AND SUBSIDIARIES
Preliminary Condensed Consolidated Balance Sheets
(in thousands)

	July 2,	July 3,
	2006	2005

Assets

Current assets:
Cash and cash equivalents	$224,292	$120,317
Investments	367,054	346,675
Accounts and other receivables, net	61,361	47,730
Inventories, net	22,414	36,266
Prepaid expenses	4,618	4,508
Deferred income taxes	26,369	28,961

Total current assets	706,108	584,457

Property and equipment, net	67,114	65,976
Investments	7,103	54,936
Intangibles, net	69,785	95,806
Other assets	36,220	606

	$886,330	$801,781

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$17,847	$29,778
Accrued liabilities	20,883	21,505
Income taxes payable	27,824	25,361
Convertible subordinated notes	235,177	—

Total current liabilities	301,731	76,644

Convertible subordinated notes	—	233,382
Deferred income taxes and other	10,237	14,164

Total liabilities	311,968	324,190

Total stockholders’ equity	574,362	477,591

	$886,330	$801,781

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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Revenue by Channel and Territory:

	Q4 FY 2006		Q4 FY 2005		% Change
($000s)	Revenue	% Total Revenue	Revenue	% Total Revenue	Year/Year

Revenue from OEM customers	$65,352	66%	$70,650	65%	- 7%
Revenue from distribution	33,462	34%	37,440	35%	- 11%
Other	57	nm	87	nm	nm

Total net revenues	$98,871	100%	$108,177	100%	-9%

United States	$55,703	56%	$59,415	55%	- 6%
Pacific Rim countries	11,131	11%	17,089	16%	- 35%
Europe and rest of world	32,037	33%	31,673	29%	1%

Total net revenues	$98,871	100%	$108,177	100%	- 9%

Summary of Stock Based compensation:

	Three Months Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Cost of sales	$340	$29	$788	$140
Engineering & development	2,509	206	8,566	1,402
Selling & marketing	1,253	191	4,591	859
General & administrative	1,784	254	7,374	1,583

Total stock based compensation	$5,886	$680	$21,319	$3,984

Reconciliation of preliminary GAAP gross margin to non-GAAP gross margin:

	Three Months Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

GAAP gross margin, as presented above	58.8%	60.1%	59.3%	58.9%

Items excluded from GAAP gross margin to calculate non-GAAP gross margin:
Stock-based compensation(1)	0.0%	0.0%	0.0%	0.0%
Amortization of intangibles	4.0%	3.5%	3.8%	4.0%

Non-GAAP gross margin	62.8%	63.6%	63.1%	62.9%

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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

Reconciliation of preliminary GAAP operating expenses to non-GAAP operating expenses:

	Three Months Ended		Twelve Months Ended
	July, 2	July 3,	July 2,	July 3,
	2006	2005	2006	2005

GAAP operating expenses, as presented above	$42,612	$34,786	$160,349	$136,458

Items excluded from GAAP operating expenses to calculate non-GAAP operating expenses:
Stock-based compensation(1)	(5,546)	(651)	(20,531)	(3,844)
Amortization of intangibles	(2,688)	(2,816)	(10,831)	(11,314)
Impairment of goodwill(2)	—	697	—	(1,096)
Net insurance recovery associated with settlement of securities class action and derivative lawsuits	—	—	415	4,649

Impact on operating expenses	(8,234)	(2,770)	(30,947)	(11,605)

Non-GAAP operating expenses	$34,378	$32,016	$129,402	$124,853

Reconciliation of preliminary GAAP operating income to non-GAAP operating income:

	Three Months Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

GAAP operating income, as presented above	$15,521	$30,243	$78,642	$84,665

Items excluded from GAAP operating income to calculate non-GAAP operating income:
Stock-based compensation(1)	5,886	680	21,319	3,984
Amortization of intangibles	6,324	6,520	25,407	26,162
Impairment of goodwill(2)	—	(697)	—	1,096
Net insurance recovery associated with settlement of securities class action and derivative lawsuits	—	—	(415)	(4,649)
Impact on operating income	12,210	6,503	46,311	26,593

Non-GAAP operating income	$27,731	$36,746	$124,953	$111,258

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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

Reconciliation of preliminary GAAP net income to non-GAAP net income:

	Three Months Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

GAAP net income, as presented above	$12,662	$25,301	$57,900	$71,589

Items excluded from GAAP net income to calculate non-GAAP net income:
Stock-based compensation(1)	5,886	680	21,319	3,984
Amortization of intangibles	6,324	6,520	25,407	26,162
Impairment of goodwill(2)	—	(697)	—	1,096
Impairment of strategic investment and associated note	—	2,265	—	2,265
Net insurance recovery and related interest associated with settlement of securities class action and derivative lawsuits	—	—	(415)	(4,964)
Gain (loss) on repurchase of convertible subordinated notes(3)	—	(7,703)	—	(20,514)
Income tax effect of above items	(3,343)	199	(13,378)	(1,937)

Impact on net income	8,867	1,264	32,933	6,092

Non-GAAP net income	$21,529	$26,565	$90,833	$77,681

Reconciliation of preliminary diluted GAAP earnings per share to diluted non-GAAP earnings per share:

	Three Months Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Diluted GAAP earnings per share, as presented above	$0.14	$0.28	$0.65	$0.80

Items excluded from diluted GAAP earnings per share to calculate diluted non-GAAP earnings per share, net of tax effect:
Stock-based compensation(1)	0.05	0.01	0.19	0.03
Amortization of intangibles	0.05	0.05	0.17	0.18
Impairment of goodwill(2)	—	(0.01)	—	0.01
Impairment of strategic investment and associated note	—	0.02	—	0.02
Net insurance recovery and related interest associated with settlement of securities class action and derivative lawsuits	—	—	(0.00)	(0.04)
Gain (loss) on repurchase of convertible subordinated notes(3)	—	(0.05)	—	(0.14)

Impact on diluted earnings per share	0.10	0.02	0.36	0.06

Non-GAAP diluted earnings per share	$0.24	$0.30	$1.01	$0.86

Diluted shares used in GAAP and non-GAAP per share computations	91,466	91,625	91,259	92,970

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Emulex Corporation FY ‘06 Fourth Quarter Results
August 10, 2006

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
October 1, 2006
Non-GAAP diluted earnings per share guidance	$0.22-0.24

Items excluded, net of tax, from non-GAAP diluted earning per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	(0.05)
Stock-based compensation	(0.06)

GAAP diluted earnings per share guidance(4)	$0.11-0.13

(1)	Amortization of stock-based compensation. For the three months and year ended July 2, 2006, stock-based compensation is calculated in accordance with FAS 123R adopted effective July 4, 2005. For the three months year ended July 3, 2005, stock-based compensation is associated with the acquisitions of Vixel and Giganet.

(2)	Impairment of goodwill. During the first and fourth quarters of fiscal 2005, the Company changed estimates and discovered errors related to the deferred tax assets and liabilities of Vixel Corporation (acquired in November 2004) and Giganet, Inc. (acquired in March 2001). As a result, the Company recorded a $1.8 million impairment of goodwill in the first quarter of fiscal 2005 and a $0.7 million reduction of goodwill impairment in the fourth quarter of fiscal 2005. The Company does not believe that this $1.1 million impairment of goodwill is material to fiscal 2005 operations.

(3)	Gain (loss) on repurchase of convertible subordinated notes. In the three months ended July 3, 2005, Emulex repurchased $128.5 million in face value of its convertible subordinated notes, resulting in a pre-tax gain of $7.7 million. In the year ended July 3, 2005, Emulex repurchased $298.5 million in face value of its convertible subordinated notes, resulting in a pre-tax gain of $20.5 million.

(4)	Excludes some effects arising from the announced acquisition of Aarohi Communications. Emulex will incur charges associated with this acquisition, including additional stock-based compensation, amortization of intangibles and in-process research and development. Because the valuation of deferred tax assets and intangibles associated with the acquisition of Aarohi, which are expected to include core and development technology, in-process research and development, customer relationships and covenants not-to-complete, is not yet complete and the related purchase price allocation has not been finalized, Emulex is unable to provide earnings per share guidance under GAAP at this time.